Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 3, 2006 (except Note 13, as to which the date is September 15, 2006) with respect to the consolidated financial statements and schedule of FTI Consulting, Inc. included in the Registration Statement on Form S-4 and related Prospectus of FTI Consulting, Inc. dated December 15, 2006 for the registration of $215,000,000 of 7.75% Senior Notes due 2016.

/s/ ERNST & YOUNG LLP

Baltimore, Maryland

December 12, 2006